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EXHIBIT 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


The financial statements of SL Industries, Inc. Savings and Pension Plan (the "Plan") for the year ended December 31, 2000 have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants. Effective June 30, 2002, the Plan engaged Goldenberg Rosenthal, LLP as independent auditors and dismissed Andersen. We have not been able to obtain, after reasonable efforts, the written consent of Andersen to our incorporation by reference in the Registration Statement on Form S-8 (No. 33-31805) of Andersen's report dated June 18, 2001, with respect to the financial statements and the supplemental schedules of the Plan for the year ended December 31, 2000 included in this Annual Report on Form 11-K, as required by Section 7 of the Securities Act of 1933, as amended (the "Securities Act"). The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in such audited financial statements.



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